Global Natural Resources Inc.                                       Exhibit 11.1
Computation of Per Share Earnings                                    Page 1 of 1
(In Thousands Except Share and Per Share Amounts)


                                                          Year Ended December 31
                                               -------------------------------------------
                                                   1994            1993            1992
                                               -----------     -----------     -----------
Primary:

  Net income (loss):                           $    (8,253)    $     4,487     $    (2,846)
                                               ===========     ===========     ===========
Weighted average common shares:
  Outstanding                                   29,660,578      28,360,697      23,593,288

  Assuming conversion of:
    Stock options, net of treasury
      shares (1)                                     -               -               -
                                               -----------     -----------     -----------
  Total:                                        29,660,578      28,360,697      23,593,288
                                               ===========     ===========     ===========
Net income (loss) per share:                   $     (0.28)    $      0.16     $     (0.12)
                                               ===========     ===========     ===========
Fully-diluted:

  Net income (loss):                           $    (8,253)    $     4,487     $    (2,846)
                                               ===========     ===========     ===========
Weighted average common shares:
  Outstanding                                   29,660,578      28,360,697      23,593,288

  Assuming conversion of:
    Prudential's preferred stock into
      common stock on
      January 1, 1993                                -           1,542,694           -
    Stock options, net of treasury
      shares (1)                                     -               -               -
                                               -----------     -----------     -----------
    Total:                                      29,660,578      29,903,391      23,593,288
                                               ===========     ===========     ===========
Net income (loss) per share:                   $     (0.28)    $      0.15     $     (0.12)
                                               ===========     ===========     ===========

    (1) The effect of the assumed exercise of stock options on the primary and fully-diluted earnings per share calculations for the three year periods ended December 31, 1994, is not significant.